Exhibit 99.1

For Immediate Release

Date: March 16, 2009

Contacts:	J. Williar Dunlaevy	Kimberly A. Mathews

	Chairman & Chief Executive Officer	Senior Vice President, General Counsel

Phone:	413-445-3500	413-445-3516

Email:	bill.dunlaevy@legacybanks.com	kim.mathews@legacybanks.com
Legacy Bancorp, Inc. Announces Completion of Acquisition of Haydenville Branch Office
PITTSFIELD, MASSACHUSETTS, (March 16, 2009) - Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank” or “Legacy”) announced today that the Bank completed its acquisition of the full-service branch office of The Bank of Western Massachusetts, a division of People’s United Bank (“People’s United”) located in Haydenville, Massachusetts (the “Haydenville Office”) on March 13, 2009. Pursuant to the terms of the Purchase and Assumption Agreement dated as of December 15, 2008 between the Bank and People’s United, the Bank purchased real property totaling approximately $409,000 and assumed deposit liabilities totaling approximately $9,800,000. The Bank paid a deposit premium equal to four percent (4%), or approximately $392,000. The Bank has retained all employees of the Haydenville Office.
J. Williar Dunlaevy, Chairman and Chief Executive Officer, commented, “We are thrilled to have entered the Pioneer Valley. We look forward to welcoming our new employees and customers of the Haydenville Office to the Legacy family.”
“We are grateful to everyone at Legacy and People’s United for their tireless work and the professional manner in which they executed this acquisition,” Mr. Dunlaevy stated. “We look forward to expanding our presence and relationships in this market and to continuing the Legacy tradition of offering our customers innovative and convenient banking products, services and solutions.”
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 197 people and has nineteen offices throughout Berkshire and Hampshire County, Massachusetts and eastern New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.
FORWARD LOOKING STATEMENTS

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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